Exhibit 99.1

October 17, 2011

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE'S CLOSING 20 UNDERPERFORMING STORES

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE:LOW) announced today the company is closing 20 underperforming stores in 15 states. Ten locations closed at the end of business Sunday, October 16.  The remaining 10 locations will close within approximately one month, following an inventory sell-through.

In addition, after completing a comprehensive review of its pipeline of proposed new stores, the company announced it has discontinued a number of planned new store projects.  Lowe’s now expects to open 10 to 15 stores per year in North America from 2012 forward, compared to a prior assumption of approximately 30 stores per year.  The company is on track to open approximately 25 stores in 2011, as planned.

The expected financial impact of today’s announcements of $0.17 to $0.20 per diluted share was not contemplated in the business outlook for fiscal 2011 which the company provided on August 15 when it released its second quarter earnings.  Additional details regarding the impact of the store closings will be provided in the next quarterly earnings release on November 14.

“Closing stores is never easy, given the impact on hard-working employees and local communities,” said Robert A. Niblock, chairman, president and CEO. “However, we have an obligation to make tough decisions when necessary to improve profitability and strengthen our financial position.

“Lowe’s remains committed to making strategic investments and focusing resources in a manner that will generate the greatest shareholder value, enhance the customer shopping experience and create sustained customer loyalty over the long term,” added Niblock.

Approximately 1,950 employees will be affected by these closing. Employees will receive pay and benefits for 60-90 days.  In addition, Lowe’s will be working with local government agencies to help employees with outplacement assistance.

The stores affected by today’s announcement are located in:
Los Banos, CA	Biddeford, ME	Old Bridge, NJ
Westminster, CA	Ellsworth, ME	Batavia, NY
Denver, CO	Ionia, MI	N. Kingstown, RI
Aurora, IL	Rogers, MN	Emporia, VA
Oswego, IL	Claremont, NH	S. Tacoma, WA
Chalmette, LA	Hooksett, NH	Brown Deer, WI
Haverhill, MA	Manchester, NH

For additional facts about these announcements, visit store closings and discontinued projects fact sheet.

With fiscal year 2010 sales of $48.8 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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